Exhibit 99.1

Lantronix, Inc. Reports Record Device Networking Revenues of
$9 Million and Total Revenues of $13.0 Million for
Second Quarter Fiscal 2006

-- Device Networking Revenues Increased 9% from Prior Quarter --

-- In Negotiations to Settle Securities Litigation with No Cash Impact --

IRVINE, Calif., February 9, 2006 (PRIMEZONE) -- Lantronix, Inc. (NasdaqSC:LTRX), a leader in device networking technologies, today reported results for its second fiscal quarter ended December 31, 2005.

The company recorded revenues from continuing operations for the quarter ended December 31, 2005 of $13.0 million, a sequential increase of 6% compared to $12.2 million in the first quarter of 2006. Total revenues for the quarter represent approximately flat performance compared to $12.9 million in the same period last year as the company executed its transition away from non-growth products towards the developing market of device networking.

Revenues for the device networking category in the second fiscal quarter were $9.0 million, the company’s highest to date, a sequential increase of $0.7 million or 9% compared to the first quarter of fiscal 2006. Device networking revenues contributed 69% of total revenues for the period. A record number of device networking units were shipped during the quarter, with units up approximately 10% from the prior quarter.

Revenues for the company’s IT management category in the second fiscal quarter were $2.8 million, an increase of $0.1 million or 2% compared to the prior quarter, the first sequential increase in the IT management category in a year. IT management revenues accounted for 22% of total revenues during the period.

Revenues for non-core products in the second fiscal quarter were $1.1 million, a decrease of $0.1 million from the prior quarter. Revenues from non-core products accounted for 9% of total revenues during the period.

Cash, cash equivalents and marketable securities increased $346,000 to $7.3 million during the quarter, representing the company’s third sequential quarter of positive cash results.

Gross margins from continuing operations were 50.9% for the second fiscal quarter, compared with 50.0% in the prior quarter and 48.5% for the same period a year earlier.

Net loss for the three month period ended December 31, 2005 was negatively impacted by the securities litigation settlement reserve of $2.6 million and was $(3.6) million or $(0.06) per diluted and basic share compared to $(1.5) million or $(0.03) per diluted and basic share for the same period last year.

Chief Executive Officer and President, Marc Nussbaum commented, "This past quarter confirmed a trend of accelerated adoption of device networking technology. In the first six months of fiscal 2006, Lantronix device networking revenues increased 21% to $17.2 million compared to $14.3 million for the same six month period in the previous fiscal year. Additionally, the sequential growth of 9% in fiscal Q2 compared to fiscal Q1 is almost double the sequential growth of 5% we experienced the prior quarter.”

The Company disclosed it moved closer towards reaching potential settlements of the two remaining private securities lawsuits arising from the Company’s financial restatement announced in 2002. One of the Company’s insurance carriers has to date refused to contribute sufficient funds from its policy to effect the proposed settlements. If settlements of these lawsuits are reached and finalized, Lantronix may at some time in the future, if it is unable to recover sufficient funds from the carrier, be required to issue stock warrants to plaintiffs in these lawsuits. In the quarter ended December 31, 2005, the Company recorded a reserve of $2.6 million representing the estimated contribution in stock warrants from the Company in connection with these ongoing settlement discussions. Under terms of the potential settlements currently being discussed, Lantronix will not be required to provide cash, as all cash provided would be from the Company's insurance carriers. There is no guarantee that either of these settlements will be finalized or approved by the courts.

Mr. Nussbaum continued, “We are also pleased that settlement talks have advanced in the securities litigation matters that were triggered by the company’s restatement in June 2002. During the quarter ended December 31, 2005, we continued to make progress towards quarterly profitability. Net loss was $1.5 million one year ago, compared to a net loss of $3.6 this past quarter which includes the $2.6 million securities litigation settlement charge.”

FISCAL 2006 OUTLOOK

The company reiterated its annual guidance of 10-15% revenue growth for fiscal 2006, continued cash positive growth and achieving quarterly profitability during the fiscal year.

Mr. Nussbaum concluded, “The majority of our embedded design-wins have not yet reached their full volume potential. As such, we expect our device networking products will continue to scale up for the remainder of fiscal 2006 and further drive our top-line revenues. The global roll-out of Machine-to-Machine networking will last for decades as companies continue to improve productivity and create new profit centers based on device services.”

CONFERENCE CALL AND WEBCAST

The company is scheduled to hold a conference call and report its unaudited results for the second quarter fiscal 2006 today at 5:00PM Eastern Time.  Investors can access the webcast of the call at www.lantronix.com.  An archived webcast of the event will also be available via the company’s website (www.lantronix.com) starting at 7:00PM Eastern Time today.

Investors can also access the conference call by dialing 866-578-5788 (international dial-in: 617-213-8057) and entering passcode 17427495.  To access a replay of the conference call, starting at 7:00PM Eastern Time on February 9, investors can call 888-286-8010 (international dial-in: 617-801-6888) and enter passcode 99955938. The replay will be available through February 23, 2006.

About Lantronix

One of the emerging Internet megatrends is the connecting of everyday devices to other machines and businesses. Adoption of machine-to-machine (M2M) networking technology is expected to continue accelerating over the next decade.

Lantronix, Inc. (NasdaqSC:LTRX) provides technology solutions that deliver Net Intelligence(tm), helping businesses remotely manage network infrastructure equipment and rapidly network-enable their physical electronic devices. Lantronix connectivity solutions securely link a company's electronic assets through the network, allow access to business-critical data within each device and convert that data into actionable information. With this new intelligence, companies can achieve greater efficiencies, reduce resource consumption and proactively transform the way they do business. The leader in device networking and secure remote management solutions, Lantronix was founded in 1989 and has its worldwide headquarters in Irvine, California. For more information, visit www.lantronix.com.

Lantronix is a registered trademark of Lantronix, Inc. All other trademarks are properties of their respective owners.

This news release contains forward-looking statements, including statements concerning the long-term trend in Device Networking, the stages of building out the machine-to-machine network, the company’s annual guidance for fiscal 2006, the company’s expectation of increased sales of Device Networking products during fiscal 2006, and the terms of a possible settlement of two securities lawsuits. These forward-looking statements are based on current management expectations and are subject to risks and uncertainties that could cause actual reported results and outcomes to differ materially from those expressed in the forward-looking statements, including but not limited to: quarterly fluctuations in operating results; changing market conditions; government and industry standards; market acceptance of Lantronix products by its customers; pricing trends; actions by competitors; future revenues and margins; changes in the cost or availability of critical components; the outcome of significant litigation, including the final terms of a possible settlement of the two securities lawsuits and the result of the company’s efforts to recover funds from one of the company’s insurance carriers; unusual or unexpected expenses; cash usage; and other factors that may affect financial performance. For a more detailed discussion of these and other risks and uncertainties, see the company's recent SEC filings, including its Form 10-Q for the fiscal quarter ended September 30, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Contact:
Jim Kerrigan
CFO
Lantronix
Tel: 949-453-3990

Brandi Piacente
Investor Relations
The Piacente Group
brandi@tpg-ir.com
212-481-2050

SELECTED CONSOLIDATED UNAUDITED BALANCE SHEET DATA
(In thousands)

	December 31,	June 30,
	2005	2005

Cash and cash equivalents	$7,194	$6,690
Marketable securities	97	85
Accounts receivable, net	2,528	2,646
Inventories, net	6,624	6,828
Goodwill	9,488	9,488
Purchased intangible assets, net	246	559

Accumulated deficit	(167,994)	(163,082)
Total stockholders' equity	14,209	18,468

SELECTED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net revenues (1)	$12,955	$12,908	$25,195	$23,953
Cost of revenues (2)(3)	6,336	6,652	12,436	12,140
Cost of revenues - share-based compensation	21	-	41	-
Gross profit	6,598	6,256	12,718	11,813
Operating expenses:
Selling, general and administrative (3)	6,057	6,628	11,962	13,428
Selling, general and administrative - share-based compensation	161	96	328	153
Research and development (3)	1,257	1,421	2,608	3,716
Research and development - share-based compensation	53	-	105	5
Amortization of purchased intangible assets	-	19	2	48
Restructuring recovery	-	-	(29)	-
Litigation settlement costs	2,600	-	2,600	-
Total operating expenses	10,128	8,164	17,576	17,350
Loss from operations	(3,530)	(1,908)	(4,858)	(5,537)
Interest income, net	18	7	21	16
Other income (expense), net	(49)	472	(59)	542
Loss before income taxes	(3,561)	(1,429)	(4,896)	(4,979)
Provision for income taxes	10	109	16	170
Loss from continuing operations	(3,571)	(1,538)	(4,912)	(5,149)
Income from discontinued operations	-	-	-	56
Net loss	$(3,571)	$(1,538)	$(4,912)	$(5,093)

Basic and diluted income (loss) per share:
Loss from continuing operations	$(0.06)	$(0.03)	$(0.08)	$(0.09)
Income from discontinued operations	-	-	-	-
Basic and diluted net loss per share	$(0.06)	$(0.03)	$(0.08)	$(0.09)

Basic and diluted weighted-average shares	58,670	58,149	58,582	58,033

(1) Includes net revenues from related party	$306	$296	$606	$614

(2) Includes amortization of purchased intangible assets	$223	$364	$520	$729

(3) Excludes share-based compensation expense, which is presented separately by respective expense category.